Exhibit 4.1

NetEase, Inc. (Incorporated under the laws of the Cayman Islands) Number Shares Share Capital is US$100,030,000 divided into 1,000,300,000,000 Shares of a par value of US$0.0001 each THIS IS TO CERTIFY THAT is the registered holder of Shares in the above-named Company subject to the Memorandum and Articles of Association thereof . EXECUTED for and on behalf of the Company on by: DIRECTOR